As filed with the Securities and Exchange Commission on January 26, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

HERITAGE BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	54-1234322 (I.R.S. Employer Identification No.)

200 East Plume Street

Norfolk, Virginia 23510

(Address of Principal Executive Offices, including Zip Code)

1987 Stock Option Plan

1999 Stock Option Plan

(Full title of the plans)

Robert C. Stackhouse

555 E. Main Street, Suite 1600

Norfolk, Virginia 23510

(Name and address of agent for service)

(757) 623-3555

(Telephone number, including area code, of agent for service)

Copy to:

Thomas C. Inglima

Thomas M. Rose

Willcox & Savage, P.C.

One Commercial Place, Suite 1800

Norfolk, Virginia 23510

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock subject to outstanding options	114,075	$10.82	(3)	$1,234,291.50	$99.86

Common Stock not subject to outstanding options	26,800	$31.25	(4)	$837,500	$67.76

Total	140,875			$2,071,791.50	$167.62

(1)	Common Stock, $5.00 par value per share, offered by Heritage Bankshares, Inc. (the “Registrant”) pursuant to the Corporation’s 1987 Stock Option Plan, as amended, and 1999 Stock Option Plan (collectively, the “Plans”) described herein.
(2)	This registration statement also covers an indeterminate number of additional shares of the Registrant’s Common Stock that may be issued by reason of stock splits, stock dividends or similar transactions pursuant to Rule 416(a) of the Securities Act of 1933, as amended.
(3)	Based on the average exercise price of options granted under the Plans outstanding as of the date of filing of this registration statement.
(4)	The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the bid and ask price for the Registrant’s Common Stock on January 22, 2004, as quoted on the Over-the-Counter Bulletin Board.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by Heritage Bankshares, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

1.	The Registrant’s annual report on Form 10-KSB for the period ended December 31, 2002, as amended on Form 10-KSB/A on April 3, 2003.

2.	All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2002.

3.	The description of the Registrant’s securities contained in the Registrant’s registration statement on Form 8-A filed with the Commission on October 24, 1983 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

A partner in Willcox & Savage, P.C. serves as a director of the Registrant and beneficially owns 5,842 shares of Common Stock of the Registrant, which includes an option to purchase 2,000 shares under the 1999 Stock Option Plan.

Item 6.	Indemnification of Directors and Officers.

Article 11 (“Article 11”) of the Registrant’s Articles of Incorporation, as amended (the “Articles of Incorporation”), states that each director and officer shall be indemnified by the Registrant against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such a director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged to be liable by reason of having been guilty of gross negligence or willful misconduct in the performance of his duty as such director or officer. In the event of any other judgment against such director or officer or in the event of a settlement, the indemnification under Article 11 shall be made only if the Registrant shall be advised, in case none of the persons involved shall be or have been a director of the Registrant, by the board of directors, and otherwise by independent counsel to be appointed by the board of directors, that in its or his opinion such director or officer was not guilty of gross negligence or willful misconduct in the performance of his duty, and, in the event of a settlement, that such settlement was, or if still to be made is, in the best interests of the Registrant. If this determination is to be made by the board of directors, it may rely, as to all questions of law, on the advice of independent counsel. Every reference in Article 11 to a director or officer includes every director or officer or former director of officer of the Registrant and every person who may have served at its request as a director or officer of another corporation in which the Registrant owns shares of stock or of which it is a creditor or, in case of a non-stock corporation, to which the Registrant contributes and, in all of such cases, his executors and administrators. Article 11 states that the right of indemnification provided in such Article is not exclusive of any other rights to which any director or officer may be entitled.

Article 14 (“Article 14”) of the Articles of Incorporation, which was adopted by the Registrant on August 7, 1990 by the filing of Articles of Amendment to the Articles of Incorporation, states that to the fullest extent that the Virginia Stock Corporation Act, as it existed on the date thereof or as thereafter amended, permits the limitation or elimination of the liability of directors or officers, no director or officer of the Registrant and/or its subsidiary banks made a party to any proceeding shall be liable to the Registrant or its stockholders for monetary damages arising out of any transaction, occurrence or course of conduct, whether occurring prior or subsequent to the effective date of such Article. The provisions of Article 14 are applicable to all proceedings commenced after it became effective, arising from any act or omission, whether occurring before or after such effective date. No amendment or repeal of Article 14 impairs or otherwise diminishes the rights provided under Article 14 (including those created by contract) with respect to any act or omission occurring prior to such amendment or repeal. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not of itself create a presumption that the director or officer did not meet any standard of conduct that is a prerequisite to the limitation or elimination of liability provided in Article 14. Under Article 14, every reference therein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia of 1950, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code; the director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and a determination is made that the facts then known to those making the determination would not preclude indemnification under the Code. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjusted to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that personal benefit was improperly received by him. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the stockholders, or any resolution adopted, before or after the event, by the stockholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted for directors, officers or person controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit

4.1	Articles of Incorporation filed on March 11, 1983 (incorporated by referenced to the Corporation’s Form 10-K filed on March 29, 1984)

4.2	Articles of Amendment to Articles of Incorporation filed on December 31, 1985

4.3	Articles of Amendment to Articles of Incorporation filed on August 9, 1990

4.4	Articles of Amendment to Articles of Incorporation filed on August 12, 1992

4.5	Bylaws (incorporated by referenced to the Corporation’s Form 10-K filed on March 29, 1984)

4.6	1987 Stock Option Plan

4.7	Amendment to 1987 Stock Option Plan

4.8	1999 Stock Option Plan

4.9	Amendment to 1999 Stock Option Plan

5.1	Opinion of Willcox & Savage, P.C.

23.1	Consent of Witt Mares Eggleston Smith, PLC

23.2	Consent of Willcox & Savage, P.C. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages hereto)

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on January 23, 2004.

HERITAGE BANKSHARES, INC. (Registrant)

By:	/s/ Catherine P. Jackson

Catherine P. Jackson Chief Financial Officer

POWERS OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Robert J. Keogh and Catherine P. Jackson, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all said attorneys-in-fact and agents of them or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Robert J. Keogh Robert J. Keogh	President, Chief Executive Officer and a Director (Principal Executive Officer)	January 21, 2004

/s/ Catherine P. Jackson Catherine P. Jackson	Chief Financial Officer (Principal Financial and Accounting Officer)	January 23, 2004

/s/ Peter M. Meredith, Jr. Peter M. Meredith, Jr.	Chairman and a Director	January 14, 2004

/s/ Lisa F. Chandler Lisa F. Chandler	Director	January 22, 2004

/s/ Stephen A. Johnsen Stephen A. Johnsen	Director	January 15, 2004

/s/ Thomas G. Johnson, III Thomas G. Johnson, III	Director	January 21, 2004

/s/ L. Allan Parrott, Jr. L. Allan Parrott, Jr.	Director	January 16, 2004

/s/ James A. Cummings James A. Cummings	Director	January 14, 2004

/s/ F. Dudley Fulton F. Dudley Fulton	Director	January 22, 2004

/s/ Ross C. Reeves Ross C. Reeves	Director	January 15, 2004

/s/ Harvey W. Roberts, III Harvey W. Roberts, III	Director	January 14, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Articles of Incorporation (incorporated by referenced to the Corporation’s Form 10-K filed on March 29, 1984)

4.2	Articles of Amendment to Articles of Incorporation filed on December 31, 1985

4.3	Articles of Amendment to Articles of Incorporation filed on August 9, 1990

4.4	Articles of Amendment to Articles of Incorporation filed on August 12, 1992

4.5	Bylaws (incorporated by referenced to the Corporation’s Form 10-K filed on March 29, 1984)

4.6	1987 Stock Option Plan

4.7	Amendment to 1987 Stock Option Plan

4.8	1999 Stock Option Plan

4.9	Amendment to 1999 Stock Option Plan

5.1	Opinion of Willcox & Savage, P.C.

23.1	Consent of Witt Mares Eggleston Smith, PLC

23.2	Consent of Willcox & Savage, P.C. (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature pages hereto)